Exhibit 1.1

Incapital Unit Trust, Series 124

Reference Trust Agreement

Dated: March 21, 2016

This Reference Trust Agreement among Incapital LLC, as Depositor, Incapital Asset Management LLC, as Evaluator and Supervisor, and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Incapital Unit Trust, Effective for Unit Investment Trusts Investing in Equity Securities Established On and After April 2, 2012” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

Witnesseth That:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee, Evaluator and Supervisor agree as follows:

Part I

Standard Terms and Conditions of Trust

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II

Special Terms and Conditions of Trust

  The following special terms and conditions are hereby agreed to:

             1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

             2. The fractional undivided interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Statement of Financial Condition-Number of Units” in the Prospectus for the Trust.

            3. The aggregate number of Units described in Section 2.03(a) for a Trust is that number of Units set forth under “Statement of Financial Condition-Number of Units” in the Prospectus for the Trust.

             4. The term “Deferred Sales Charge Payment Dates” shall mean the dates specified the payment of the deferred sales charge and the Creation and Development fee under “Fee Table” in the Prospectus for each Trust.

            5. The term “Distribution Date” shall mean the “Distribution Date” set forth under “Essential Information” in the Prospectus for each Trust.

            6. The term “Mandatory Termination Date” shall mean the “Termination Date” set forth under “Essential Information” in the Prospectus for each Trust.

            7. The term “Record Date” shall mean the “Record Date” set forth under “Essential Information” in the Prospectus for each Trust.

            8. Section 1.01(1) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“‘Depositor’ shall mean Incapital LLC and its successors in interest, or any successor depositor appointed as hereinafter provided.”

            9. The Depositor’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus.

            10. The Trustee’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus.

             11. The Supervisor’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus.

             12. The Evaluator’s annual compensation shall be the amount set forth under “Fee Table” in the Prospectus.

             13. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.05(b)(ii) is hereby amended and replaced in its entirety with the following:

For the purposes of this Section 3.05, the term “Income Distribution” shall be calculated as set forth in subparagraph (A), below, unless the Prospectus provides for the averaging of income distributions, in which case, “Income Distribution” shall be shall be calculated as set forth in subparagraph (B), below. Accordingly, the Unitholder’s “Income Distribution” shall be equal to:

(A) such Unitholder’s pro rata share of the cash balance (other than any amortized discount) in the Income Account computed as of the close of business on the Income Account Record Date immediately preceding such Income Distribution after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee’s estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Income Account Record Date or are otherwise properly attributable to the period to which such Income Distribution relates; or

(B) such Unitholder's pro rata share of the balance in the Income Account calculated on the basis of a fraction (the numerator of which is one and the denominator of which is the total number of Distribution Dates per year) of the estimated annual income to the Trust for the ensuing twelve months computed as of the close of business on the Record Date immediately preceding such Income Distribution after deduction of (1) the fees and expenses then deductible pursuant to Section 3.05(a) and (2) the Trustee's estimate of other expenses properly chargeable to the Income Account pursuant to the Indenture which have accrued, as of such Record Date or are otherwise properly attributable to the period to which such Income Distribution relates.

In the event that the amount on deposit in the Income Account is not sufficient for the payment of the amount intended to be distributed to Unitholders on the basis of the aforesaid computation in paragraph (B), the Trustee is authorized to advance its own funds and cause to be deposited in and credited to the Income Account such amounts as may be required to permit payment of the related distribution to be made as aforesaid and shall be entitled to be reimbursed, without interest, out of income payments received by the Trust subsequent to the date of such advance. Any such advance shall be reflected in the Income Account until repaid.

          14. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the second paragraph of Section 3.05(b)(i) is hereby amended and replaced in its entirety with the following:

Notwithstanding anything to the contrary herein, in the case of a Grantor Trust, the Trustee shall not be required to make a distribution from the Income Account or the Capital Account unless the aggregate cash held for distribution within the meaning of Treas. Reg 1.671-5(b)(5) from the Income Account and the Capital Account is equal to or greater than 0.1% of the net asset value of the Trust on the related Record Date, provided, however, that the Trustee shall in any event distribute the balance of the Income Account and Capital Account on the Distribution Date occurring in December of each year (including in such distribution income receivable by the Trust on or prior to the December Distribution Date). This provision is intended to comply with Treas. Reg. 1.671-5(c)(2)(v)(C), and shall be interpreted consistent therewith and with any successor regulation. Any contrary provision of this Indenture is superseded by the provisions of this paragraph. Notwithstanding the foregoing or any contrary provisions of this Indenture, the Trustee shall not be required to distribute funds held in the Income or Capital Accounts which the Depositor or the Trustee has designated as required for the payment of Trust expenses.

         15. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 6.02(d) is hereby amended by adding the following as the fourth paragraph:

For the purpose of funding the Capital Account for payment of the Redemption Value with respect to each tender of a Unit or Units for redemption, the Depositor may direct the Trustee to sell and, in the absence of contrary direction from the Depositor, the Trustee may sell, the pro rata amount of each Security allocable to the tendered Units as soon as reasonably practicable following such tender. In determining such pro rata amount, the Trustee may apply the calendar month aggregation method provided in Treas. Reg. Section 1.671-5(c)(2)(iv)(G)(3)(i). If the proceeds of such pro rata sales are insufficient, the Trustee may (i) sell additional Securities as directed by the Supervisor or, in the absence of direction, sell Securities in amounts which are reasonably pro rata as determined by the Trustee or (ii) advance funds required to pay the Redemption Value, provided that the Trustee shall have no obligation to advance funds if the unreimbursed amount advanced to the Trust for this purpose then equals at least $15,000. When directed by the Depositor or determined by the Trustee, but in all events as promptly as reasonably practicable whenever the unreimbursed amount advanced by the Trustee equals or exceeds $15,000, the Trustee shall sell additional Securities in the manner provided in clause (i) of the preceding sentence and shall reimburse itself the amount of the advance, provided that the Trustee's right to reimbursement shall not be affected by any delay in sale or reimbursement. The Trustee's right to reimbursement shall be secured by a lien on the Trust prior to the interest of the Unitholders. The net proceeds of any sale of Securities representing income shall be credited to the Income Account and then disbursed therefrom for payment of expenses and payments to Unitholders as otherwise provided in this Indenture. The balance of such net proceeds shall be credited to the Capital Account. The Depositor and the Trustee shall use their reasonable efforts to conduct pro rata sales of Securities qualifying for exception from tax reporting as described in Treas. Reg. Section 1.671-5(c)(2)(iv)(G) and, during the final calendar year of the Trust, qualifying for the exception from tax reporting described in Treas. Reg. Section 1.671-5(c)(2)(iv)(F). Notwithstanding the foregoing, neither the Trustee nor the Depositor shall be liable to any person in the event sales proceeds for any calendar year exceed the general de minimis test of Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(1) (whether or not due to a failure to sell Securities pro rata) or otherwise require reporting under Treas. Reg. Section 1.671-5.

         16. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 7.02 is hereby amended by adding the following as the fifth paragraph:

With respect to any Trust which is a widely held fixed investment trust as defined in Treas. Reg. Section 1.671-5(b)(22), the Depositor and the Trustee agree that the Trust meets the requirements of Treas. Reg. Section 1.671-5(f)(1)(i), and the Trustee is authorized: (i) to report in accordance with any of the safe harbor methods described in Treas. Reg. Section 1.671-5(f); (ii) to report sales proceeds, whenever permitted, as provided in Treas. Reg. Section 1.671-5(f)(1)(iv)(B); (iii) to report proceeds of sales and dispositions described in Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(4)(ii) as provided in Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(4)(i); (iv) if so directed by the Depositor, to use the measuring date, as defined in Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(1), in lieu of the start-up date; and (v) to use any method permitted by the Treasury for the purpose of determining the net asset value of the Trust pursuant to Treas. Reg. Section 1.671-5(c)(2)(iv)(D)(1), if directed to do so by the Depositor. For purposes of Treas. Reg. Section 1.671-5(f)(1)(iv)(A)(2), the date of the last deposit under 2.01(b) prior to the expiration of the initial offering period, as certified to the Trustee by the Depositor, shall be considered the 'start-up date' of the Trust.

This Trust Agreement shall be deemed effective when executed and delivered by the Sponsor and the Trustee.

In Witness Whereof, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

Incapital LLC

By   /s/ Thomas Belka

Thomas Belka, Executive Director

Incapital Asset Management LLC

By   /s/ Thomas Belka

Thomas Belka, Executive Director

The Bank of New York Mellon, Trustee

By /s/ Thomas Balbone

Thomas Balbone, Vice President

Schedule A to Trust Agreement

Securities Initially Deposited

in

Incapital Unit Trust, Series 124

Incorporated herein by this reference and made a part hereof is the schedule set forth under “Trust Portfolio(s)” in the Prospectus for the Trust.